UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 6, 2012

Ring Energy, Inc.

 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53929	90-0406406
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

18 ½ East State Street, Suite 202, Redlands, CA	92373
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (909) 798-8394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On February 6, 2012, we entered into a second non-binding letter of intent with Stanford Energy, Inc. (“Stanford Energy”) and its two shareholders, L. Tim Rochford and Stanley McCabe, to acquire all of the outstanding shares of Stanford Energy in exchange for a total of 3,440,000 shares of our common stock.  Closing is anticipated to be held on or before March 30, 2012 with an effective date of January 1, 2012.  Stanford Energy holds interests in oil and gas properties located in Andrews County, Texas.  Each party will be responsible for and bear its respective expenses and fees incurred by it in connection the letter of intent and the transactions contemplated thereby.  Notwithstanding the foregoing, Ring has paid to Stanford during 2011 (at the time of the first letter of intent), and Stanford acknowledges receipt of, a non-refundable transaction fee in the amount of $250,000.  In addition, we have loaned a total of $1,000,000 to Stanford for which we have received a promissory note and have agreed to loan up to an additional $250,000 to Stanford, of which we have loaned $50,000, as disclosed in our report on Form 8-K filed with the Commission on February 1, 2012.

We intend to proceed with the preparation of a definitive acquisition agreement the specific terms of which remain subject to further negotiation between the parties.  Closing of the definitive agreement will be subject to completion of customary due diligence by the parties and verification of the valuation of the interest of Stanford Energy in the properties.  We have agreed for a period of 120 days not to take any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party, or negotiate or enter into any other contract or agreement with any other entity, the purpose of which would be to sell, directly or indirectly, our assets or stock, including by way of merger, business combination or otherwise, in a manner inconsistent with the provisions of the letter of intent.

The shares to be issued to the shareholders of Stanford Energy will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: February 7, 2012

By /s/ Steve Owens

Robert “Steve” Owens

Chief Executive Officer

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